Exhibit 10(aa)

LONG-TERM CASH AWARD AGREEMENT

This Long-Term Cash Award Agreement (the “Agreement”) is made as of the __ day of March 2015, between __________________ (the “Employee”) and Myers Industries, Inc., an Ohio corporation (the “Company”).

WHEREAS, the Company has adopted the Performance Bonus Plan (the “Plan”).

WHEREAS, it is a requirement of the Plan that a Long-Term Cash Award Agreement be executed to evidence the Long-Term Cash Award awarded to the Employee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)“Applicable Percentage” means, with respect to any calendar year, an amount, expressed as a percentage, determined pursuant to the following table by reference to the Return on Invested Capital for such calendar year:

Return on Invested Capital:	Applicable Percentage:

Less than 8.5%	0%
8.5%	50%
8.51% - 13.49%	100%, minus the amount, expressed as a percentage, determined by dividing (x) the number of percentage points (not to exceed 5 percentage points) by which the ROIC is lower than 13.5% by (y) 5%
13.5%	100%
13.51% - 18.49%	100%, plus the amount, expressed as a percentage, determined by dividing (x) the number of percentage points (not to exceed 5 percentage points) by which the ROIC exceeds 13.5% by (y) 5%
18.5% or more	200%

(b)“Average Percentage” means the amount, expressed as a percentage, equal to the sum of the Applicable Percentages with respect to the 2015, 2016, and 2017 calendar years, divided by three (3).

(c)“Disability” means a physical or mental incapacity that prevents the Employee from performing his duties for a period of one hundred eighty (180) consecutive days in any period of two (2) consecutive fiscal years of the Company.

(d)“EBIT” means, with respect to any calendar year, the Company’s income from continuing operations before income taxes for such calendar year, increased by the net interest expense for such calendar year, in each case as set forth on the Company’s audited financial statements for such calendar year and with such adjustments as may be approved by the Compensation Committee of the Company’s Board of Directors, in its discretion.

(e)“Net Long-Term Debt” means, with respect to any calendar year, the excess of (i) the outstanding long‑term debt, including the current portion of the long‑term debt of the Company, less (ii) the Company’s cash balance, in each case as of December 31 of the applicable calendar year as set forth on the Company’s audited financial statements for such calendar year.

(f)“Return on Invested Capital” or “ROIC” means, with respect to any calendar year, the EBIT of the Company for such calendar year, divided by the average of the sum of the outstanding Net Long‑Term Debt and Shareholders’ Equity of the Company as of December 31 of such calendar year and as of December 31 of the immediately preceding calendar year, in each case as set forth on the Company’s audited financial statements for such calendar year or immediately preceding calendar year, which amount shall be expressed as a percentage.

2.Long-Term Cash Award Payment.

(a)At the time set forth in Section 2(b) of this Agreement, the Company shall make a payment to the Employee of an amount equal to the product of (x) the Average Percentage and (y) $________ (USD).

(b)Any payment to be made to the Employee pursuant to Section 2(a) above shall be paid in cash as soon as reasonably practicable following the determination of the Applicable Percentage for the 2017 calendar year and the resulting Average Percentage, but in no event earlier than January 1, 2018 or later than March 15, 2018.  Notwithstanding the foregoing, if the Employee’s employment with the Company is terminated prior to December 31, 2017 by reason of the Employee’s death or disability (an “Acceleration Event”), then (i) the Company shall pay the Employee an amount determined in accordance with Section 2(a), provided that for purposes of such calculation, the Average Percentage shall be deemed to be 100%, (ii) the Company shall make such payment to the Employee in cash as soon as reasonably practicable following such Acceleration Event, but in no event later than thirty (30) days after the Acceleration Event, and (iii) the Employee will not be entitled to any further payment pursuant to this Agreement.  For the avoidance of doubt, if the Employee’s employment with the Company is terminated by reason of retirement on or after the Employee’s sixty-fifth birthday, by the Company without Cause (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment) or by the Employee for Good Reason (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment), any payment to be made to the Employee pursuant to Section 2(a) above shall be paid in cash as soon as reasonably practicable following the determination of the Applicable Percentage for the 2017 calendar year and the resulting Average Percentage, but in no event earlier than January 1, 2018 or later than March 15, 2018.

(c)The Employee’s right to any payment pursuant to this Section 2 shall be forfeited and extinguished if (i) his employment with the Company is terminated by the Company for Cause (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment) or without Good Reason (as defined in any written employment agreement or severance agreement between the Company and the Employee in effect at the time of such termination of employment) if by the Employee (which, for the avoidance of doubt, will not include a termination by reason of the Employee’s death, disability or retirement on or after the Employee’s sixty-fifth birthday) prior to the earlier of December 31, 2017, or (ii) the Average Percentage is zero.

(d)The Employee’s right to receive any payment specified in this Section 2 shall not be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance or charge, either voluntarily or involuntarily, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void.  The Company shall not be liable for, and no amounts payable under this Agreement may be used to satisfy, the debts, contracts, liabilities, engagements or torts of any person to whom such amount is or may be payable, except as required under applicable law.

3.Taxes.  The Company shall have the right to deduct, from any amounts payable now or any time hereafter to the Employee, the amount of any taxes which the Company is or will be required by law to withhold, as and when required by law, with respect to the Employee’s receipt of a payment pursuant to this Agreement.

4.Source of Payments.  The right of the Employee to receive any payment pursuant to Section 2 of this Agreement shall be an unsecured claim against the general assets of the Company.  As such, the Employee shall rely solely on the unsecured promises of the Company as set forth in this Agreement for any payment set forth herein and nothing in this Agreement shall be construed to give the Employee any right, title, interest or claim in or to any specific asset, fund, reserve account or property of any kind whatsoever owned by the Company or in which the Company may have any right, title, interest or claim now or in the future, but the Employee shall have the right to enforce a claim against the Company in the same manner as any unsecured creditor.

5.Suspension of Payment Obligation.  Notwithstanding anything in this Agreement to the contrary, if the Company’s payment of any amount owed to the Employee pursuant to this Agreement would cause the Company to be in default, or would constitute a default, with the passage of time, the giving of notice or otherwise, under any loan or credit agreement or arrangement of the Company, the Company’s obligation to pay such amount shall be suspended until such time in the future as the Company is able to pay such amount without causing a default so long as such suspension of payment complies with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

6.Incorporation of Provisions of the Plan.  All of the provisions of the Plan pursuant to which the Long‑Term Cash Award is granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms contained in the Plan, the Plan shall control.  To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

7.Modification.  No change, termination, waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

8.Parties to the Agreement.  This Agreement shall be binding upon and shall operate for the benefit of the Employee and his heirs, estate and personal representatives, and the Company and its successors.

9.No Rights to Employment.  Nothing in this Agreement shall confer upon the Employee any right to continue in the employ or service of the Company or interfere in any way with the right of the Company to terminate his employment or position at any time.

10.Acknowledgment and Section 409A Compliance.

(a)The Employee acknowledges that neither the Company nor any of the Company’s affiliates, officers, employees, consultants, agents or representatives has provided or is providing the Employee with any tax advice regarding the Employee’s rights under this Agreement or any other tax matter, and the Company has urged the Employee to consult with the Employee’s own tax advisor with respect to the rights granted to the Employee under this Agreement and all other tax matters.

(b)It is intended that this Agreement comply with Section 409A of the Code, and the terms of this Agreement shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company have any liability to the Employee if this Agreement is determined not to comply with Section 409A of the Code.  For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(b).

(c)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (3) days after an Acceleration Event), the actual date of payment within the specified period will be determined solely by the Company.

(d)If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of his “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six months from the date of the Employee’s separation from service, or (ii) if earlier, the date of the Employee’s death.

11.Multiple Counterparts.  This Agreement may be executed in multiple counterparts, all of which taken together shall constitute an original agreement.  The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

12.Governing Law.  This Agreement shall be governed by the laws of the State of Ohio, without regard to conflict of laws principles.

13.Entire Agreement.  The whole and entire agreement of the parties is set forth in this Agreement and the parties are not bound by any agreements, understandings or conditions other than as expressly set forth herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set his hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.

By:

Its:

_______________________ Employee

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